Exhibit 99.1

Dear Mellody and Jørgen,

I write to you today with a heart full of mixed emotions as I announce my retirement from the Starbucks Board of Directors effective immediately. It has been a profound privilege and an honor to serve this extraordinary company alongside such dedicated colleagues on the board for the past 7 years!

Throughout my tenure, I have witnessed the remarkable evolution of Starbucks, and I carry with me the pride of our collective achievements. As I step down, I want to express my deepest gratitude for the opportunity to contribute and learn from all the ways Starbucks has grown, changed and continued to thrive.

While I may be retiring from my role on the board, my belief in Starbucks’ mission and my support for our partners remain steadfast. I will continue to be one of the company’s biggest fans, cheering on from the sidelines as you propel Starbucks to even greater heights.

I have the utmost confidence in Laxman and our senior leadership team. Their unwavering commitment and strategic acumen assure me that Starbucks is in capable hands, poised for a future filled with innovation and success.

Thank you once again for the privilege of serving with you. I look forward to watching Starbucks flourish and am excited for the new chapters that await us all.

Warm regards,
Satya